Exhibit 99.2

CARPARTS.COM, INC.
2026 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into as of [date] by and between CarParts.com, Inc., a Delaware corporation (the “Company”) and _________ (the “Participant”).

Grant Date:

Vesting Commencement Date:

Exercise Price per Share:

Number of Option Shares:

Total Exercise Price:

Type of Option	Incentive Stock Option

Non‑Qualified Stock Options

Expiration Date:

1.
 Award of Option.

1.1
Award; Type of Option. The Company hereby grants to the Participant an Option (the “Option”) to purchase the total number of shares of common stock of the Company (“Shares”) equal to the number of Option Shares set forth above, at the Exercise Price set forth above. The Option is being granted pursuant to the terms of the Company’s 2026 Stock Incentive Plan (the “Plan”). If designated above as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Non‑Qualified Stock Option (“NSO”). Further, if for any reason this Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event shall the Committee, the Company or any parent corporation or subsidiary corporation or any of their respective employees or directors have any liability to the Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

1.2
Consideration; Subject to Plan. The grant of the Option is made in consideration of the services to be rendered by the Participant to the Company and is subject to the terms and conditions of the Plan. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Plan.

2.
Exercise Period; Vesting.

2.1
Vesting Schedule. The Option will become vested and exercisable as follows: [add vesting terms].

2.2
Expiration. The Option will expire on the Expiration Date set forth above, or earlier as provided in this Agreement or the Plan.

3.
Termination Period. To the extent that this Option is vested and exercisable on the date of Participant’s termination from the Company (the “Termination Date”), this Option shall be exercisable for three (3) months after the Termination Date, unless such termination is due to Participant’s death or disability, in which case this Option shall be exercisable for twelve (12) months after the Termination Date. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Expiration Date as provided above and this Option may be subject to earlier termination as provided in Section 7 of the Plan.

4.
Manner of Exercise.

4.1
Election to Exercise. To exercise the Option, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed exercise notice in such form as is approved by the Committee from time to time (the “Exercise Notice”), which shall set forth, inter alia:

(a)
             the Participant’s election to exercise the Option;

(b)
             the number of Shares being purchased;

(c)
             any restrictions imposed on the shares; and

(d)
             any representations, warranties and agreements regarding the Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.

     If someone other than the Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

4.2
Payment of Exercise Price. Subject to Section 6(a)(iii) of the Plan, the entire exercise price of the Option shall be payable in full at the time of exercise to the extent permitted by applicable statutes and regulations:

(a)
             by certified check, wire transfer, bank draft or money order payable to the Company;

(b)
through an arrangement with a broker approved by the Company (or through an arrangement directly with the Company) whereby payment of the exercise price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option;

(c)
             through a Net Exercise (as described in Section 6(a)(iii)(B) of the Plan);

(d)
             by any combination of the foregoing methods; or

(e)
             in any other form of legal consideration that may be acceptable to the Committee.

4.3
Withholding. In accordance with Section 8.2 of the Plan, as a condition to the issuance of any Shares subject to the Option, the Company may withhold, or require the Participant to pay or reimburse the Company for, any taxes which the Company determines are required to be withheld under federal, state or local law in connection with the exercise of the Option. In this regard, Participant may satisfy such tax‑withholding obligation:

(a)
             by certified check, wire transfer, bank draft or money order payable to the Company;

(b)
  through an arrangement with a broker approved by the Company (or through an arrangement directly with the Company) whereby payment of the required tax‑withholding is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option;

(c)
  having the Company withhold Shares deliverable on exercise of the Option having a Fair Market Value on the date of exercise of the Option equal to the required tax withholding imposed on exercise of the Option (not to exceed maximum statutory rates);

(d)
             by tendering previously acquired Shares having an aggregate Fair Market Value as of the date of exercise of the Option equal to the required tax withholding imposed on exercise of the Option (not to exceed maximum statutory rates);

(e)
             by any combination of the foregoing methods; or

(f)
             in any other form of legal consideration that may be acceptable to the Committee.

4.4
Issuance of Shares. Provided that the Exercise Notice and payment are in form and substance satisfactory to the Company, the Company shall promptly issue Shares to the Participant as evidenced in such manner as the Committee may deem appropriate, including book‑entry registration or issuance or a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services to the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear appropriate legends affixed thereto. Upon issuance of the Shares, the corresponding exercised portion of the Option shall be cancelled.

5.
Relationship with the Company; Rights of the Participant with Respect to the Option. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant at any time, with or without Cause. The Participant shall not have any rights as a stockholder with respect to any Shares subject to the Option unless and until certificates representing the Shares have been issued by the Company to the holder of such Shares, or the Shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.

6.
Transferability. Except as otherwise authorized by Section 6(f)(ii) of the Plan, the Option is not transferable by the Participant other than to a designated beneficiary upon the Participant’s death or by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by him or her. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect. No transfer by will or the applicable laws of descent and distribution of the Option shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer

7.
Corporate Transaction. Upon the occurrence of a corporate transaction, as described in Section 7(b) of the Plan, the Committee or the Board may take such actions as authorized by Section 7(b) of the Plan.

8.
Adjustments. The Shares subject to the Option under this Agreement shall be subject to the terms of the Plan, including but not limited to Sections 4(c) and 7(b) of the Plan.

9.
Income Tax Matters. The Participant acknowledges that the Participant will consult with the Participant’s personal tax advisor regarding the income tax consequences of the grant, vesting, exercise, and the sale or other disposition of Shares underlying the Option, and any other matters related to this Agreement. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. In accordance with Section 8 of the Plan, the Company may withhold, or require the Participant to pay or reimburse the Company for, any taxes which the Company determines are required to be withheld under federal, state or local law in connection with the Restricted Shares.

10.
Compliance with Law. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

11.
Notices. Any notice required to be delivered to the Company under this Agreement shall be delivered either personally or by e‑mail or mail, postage prepaid, addressed as follows:

CarParts.com, Inc.
[ADDRESS]
Attention: [TITLE]

Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e‑mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing. Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

12.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware and the federal laws of the United States applicable therein, without any reference to conflicts of law rules.

13.
Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

14.
Option Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the Committee shall have sole discretion to determine the prevailing provision and interpretation thereof.

15.
Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Option may be transferred by will or the laws of descent or distribution.

16.
Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

17.
Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Option in this Agreement does not create any contractual right or other right to receive any Options or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s service with the Company.

18.
Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

19.
No Impact on Other Benefits. The value of the Participant’s Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar benefit.

20.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21.
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such exercise or disposition.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CARPARTS.COM, INC.

By

Name:

Title:

By

Name: